                                                                    Exhibit 12.1

  STATEMENT RE: COMPUTATION OF COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                             NINE MONTHS
                                                 ENDED                       YEARS ENDED
                                             SEPTEMBER 30,                   DECEMBER 31,
                                             --------------     ----------------------------------------
                                              1999     1998     1998      1997    1996     1995     1994
                                             -----     ----     ----      ----    ----     ----     ----
(A)       EARNINGS
    Pretax Income from continuing operations $(139)    $ 53     $(24)     $ 69    $173     $311     $203
    Earnings of unconsolidated subsidiary       15       29       55        27     (14)     (12)      (9)
    Add: Fixed Charges                          41       49       64        49      42       42       45
         Preferred dividends                    (2)      (3)      (3)       (4)     (4)      (4)      (3)
         Capitalized interest adjustment       (12)     (24)     (32)      (19)    (15)      (8)      (8)
         Minority interest                       7        2        2         4       8        8       10
                                             -----     ----     ----      ----    ----     ----     ----

         Adjusted Earnings                   $ (90)    $106     $ 62      $126    $190     $337     $238
                                             =====     ====     ====      ====    ====     ====     ====

(B)       FIXED CHARGES
    Interest Expense                         $  22     $ 26     $ 35      $ 22    $ 17     $ 19     $ 22
    Interest portion of rent expense            17       20       26        23      21       19       20
    Preferred dividends                          2        3        3         4       4        4        3
                                             -----     ----     ----      ----    ----     ----     ----
         Fixed Charges                       $  41     $ 49     $ 64      $ 49    $ 42     $ 42     $ 45
                                             =====     ====     ====      ====    ====     ====     ====

(A)(B) RATIO OF EARNINGS TO FIXED CHARGES       --      2.2      1.0       2.5     4.6       8.0      5.2
                                             =====     ====     ====      ====    ====      ====     ====

Note: Earnings were insufficient to cover combined fixed charges and preferred dividends for the period ended September 30, 1999 by $131.